As filed with the United States Securities and Exchange Commission on July 20, 2011
Registration No. 333-113823

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PLATINUM UNDERWRITERS HOLDINGS, LTD.
(Exact Name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	98-0416483 (IRS Employer Identification Number)
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08 Bermuda
(441) 295-7195
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Linda E. Ransom, Esq.
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
(212) 259-8000
     Approximate date of commencement of proposed sale to the public: Not applicable.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
          On March 22, 2004, Platinum Underwriters Holdings, Ltd. (the “Company”) filed a Registration Statement on Form S-3 (Registration No. 333-113823) with the United States Securities and Exchange Commission, for the purpose of registering the sale of various securities by the Company and the resale of common shares, par value $0.01 per share (the “Common Shares”), held by, or issuable upon the exercise of options held by, certain selling shareholders (as subsequently amended and supplemented, the “Registration Statement”). The Company amended and supplemented the Registration Statement at various times to provide for the issuance and sale by the Company of 5,839,286 Common Shares (which represent the entire amount available for sale by the Company under the Registration Statement) in September 2005 and the resale of an aggregate of 9,960,000 Common Shares held by selling shareholders in June 2004 and November 2005.
          In accordance with the undertaking contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 2 to the Registration Statement to deregister all of the Common Shares previously registered that remain unsold under the Registration Statement as of the date hereof. Accordingly, the Registration Statement is hereby amended to reflect the deregistration of all Common Shares which remain unsold as of the date hereof. The Company is deregistering these securities because the selling shareholders sold their options to the Company and no longer beneficially own any Common Shares entitled to be resold under the Registration Statement.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pembroke, Bermuda on July 20, 2011.

PLATINUM UNDERWRITERS HOLDINGS, LTD.
By:	/s/ Michael E. Lombardozzi
Michael E. Lombardozzi
Executive Vice President, General Counsel and Chief Administrative Officer

          Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael D. Price Michael D. Price	President and Chief Executive Officer, Director (Principal Executive Officer)	July 20, 2011

/s/ Allan C. Decleir Allan C. Decleir	Executive Vice President and Chief Financial Officer (Principal Financial Officer	July 20, 2011
and Principal Accounting Officer)

* Dan R. Carmichael	Director	July 20, 2011

/s/ A. John Hass A. John Hass	Director	July 20, 2011

/s/ Antony P.D. Lancaster Antony P.D. Lancaster	Director	July 20, 2011

/s/ Edmund R. Megna Edmund R. Megna	Director	July 20, 2011

/s/ James P. Slattery James P. Slattery	Director	July 20, 2011

/s/ Christopher J. Steffen Christopher J. Steffen	Director	July 20, 2011

* Donald Puglisi	Authorized Representative in the United States	July 20, 2011

*By:	/s/ Michael E. Lombardozzi
Michael E. Lombardozzi
Attorney-in-fact